NEWS RELEASE
Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923
Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

G. Scott MacKenzie Appointed to Magellan Health Board of Directors

Appointment increases membership from eight to nine

Scottsdale, Ariz. – November 3, 2016 – Magellan Health, Inc. (NASDAQ: MGLN) today announced that G. Scott MacKenzie has been appointed to the Magellan Health board of directors, for a term ending at the 2017 annual meeting of shareholders. In connection with the appointment of MacKenzie, the board increased its membership from eight to nine members.

“I’m excited to welcome Scott MacKenzie to our board, and look forward to working closely with him to help individuals live healthier, vibrant lives,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “His depth and breadth of experience across the healthcare field, but particularly in the area of technology-based solutions, will allow Magellan to continue to bring innovative capabilities to the market in an increasingly consumer-driven industry.”

MacKenzie has served as the chief executive officer of M*Modal since 2014. M*Modal is a provider of technology-enabled solutions for the healthcare industry, including medical transcription, coding and clinical documentation improvement services, leveraging Natural Language Understanding (NLU), speech recognition and workforce/workflow productivity capabilities. MacKenzie previously served as the chief executive officer of Passport Experian Health, a healthcare revenue cycle solutions provider, from 2013 to 2014 and as chief executive officer of Passport Health Connection from 2009 to 2013. He also previously served as president of RelayHealth Pharmacy Solutions, a division of McKesson Corporation, and held other positions at Cerner Corporation, AT&T, General Electric and EDS.

About Magellan Health: Headquartered in Scottsdale, Ariz., Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan develops innovative solutions that combine advanced analytics, agile technology and clinical excellence to drive better decision making, positively impact health outcomes and optimize the cost of care for the members we serve — all within a customer-first culture. Magellan’s customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

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